EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders
SUPERVALU INC.:

We consent to the incorporation by reference in the registration statement on Form S-8 of SUPERVALU INC. of our report dated April 26, 2016, with respect to the consolidated financial statements of SUPERVALU INC. and subsidiaries as of February 27, 2016 and February 28, 2015, and for each of the fiscal years in the three-year period ended February 27, 2016, the related financial statement schedule, and the effectiveness of internal control over financial reporting as of February 27, 2016, which report appears in the February 27, 2016 annual report on Form 10-K of SUPERVALU INC.
/s/ KPMG LLP

Minneapolis, Minnesota
August 3, 2016